Exhibit 99.1 FOR IMMEDIATE RELEASE Texas Pacific Land Corporation Releases Inaugural ESG Disclosure Dallas, Texas. — August 26, 2021 — Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or “TPL”) today announced the release of its inaugural Environmental, Social, and Governance (“ESG”) disclosure. The disclosure can be found at www.texaspacific.com/esg and provides information related to the Company’s ongoing commitment to its community, its stakeholders, and its ESG objectives. TPL’s disclosure is aligned with leading sustainability frameworks and reporting standards, including the Sustainability Accounting Standards Board (“SASB”) framework and elements of the Global Reporting Initiative’s (“GRI”) framework. “We are excited to release our inaugural ESG disclosure, which is a reflection of our existing commitments and priorities surrounding sustainability and social responsibility,” said Tyler Glover, TPL’s Chief Executive Officer. “Over the past year, TPL has undertaken a comprehensive ESG assessment and developed an ESG program that will allow the Company to steadily build upon our sustainability objectives. I am proud of our team’s commitment and execution towards the Company’s ESG objectives. TPL is uniquely positioned to provide collaborative opportunities with customers and companies that operate on our land to drive sustainability and to ensure that our industry benefits all stakeholders.” Key highlights from the report include: • A snapshot of our materiality assessment results and guiding ESG topics • The Company’s new governance framework and Board of Directors • A record of zero fatalities, zero lost time incidents, and zero total recordable incidents in 2020 • The Company’s record of spill prevention and environmental management • Our response to COVID-19 across our workforce and operations • Our commitment to human capital management across employee engagement, education, and professional opportunities • The commitment of our Board of Directors to drive our long-term growth, economic performance, and sustainability and ESG objectives • Our ability to retain 96% of our employees in 2020 The release of our ESG disclosure reflects our commitment to long-term sustainability practices and is designed to help our stakeholders better understand TPL’s commitment and efforts regarding environmental stewardship, social responsibility, strong corporate governance, and deeply held core values. About TPL Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership allow revenue generation through the entire value chain of oil and gas development, including through fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities. Visit TPL at www.texaspacific.com. Contact Investor Relations IR@texaspacific.com